Exhibit 99.1

Semler Reports Second Quarter and First Half 2020 Financial Results

2020 Q2 HIGHLIGHTS compared to the corresponding period of 2019:

•	Revenues were $6,373,000, a decrease of 20%
•	Pre-tax net income was $990,000, a decrease of $1,706,000
•	Net income was $0.16 per basic share and $0.13 per diluted share, compared to $0.41 per basic share and $0.32 per diluted share
•	Cash at June 30, 2020 increased to $13,646,000 from $4,182,000

San Jose, Cal. – August 3, 2020 – Semler Scientific, Inc. (OTCQB: SMLR), a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers, today reported financial results for the three and six months ended June 30, 2020.

“In the second quarter of 2020, the financial performance of the company continued to be affected by the ongoing COVID-19 pandemic,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler Scientific. “Towards the end of the reporting period, as state governments began easing COVID-19 related executive orders, we were returning to our more usual business operations. However, there remains some uncertainty as state and local governments continue to revise restrictions.”

FINANCIAL RESULTS

For the quarter ended June 30, 2020, compared to the corresponding period of 2019, Semler Scientific reported:

•	Revenues of $6,373,000, a decrease of $1,580,000, or 20%, compared to $7,953,000
•	Cost of revenues of $700,000, a decrease of $185,000, or 21%, compared to $885,000. As a percentage of revenues, cost of revenues was 11% in both periods.
•	Total operating expenses, which includes cost of revenues, of $5,413,000, an increase of $155,000, or 3%, compared to $5,258,000. As a percentage of revenues, total operating expenses was 85% compared to 66%.
•	Pre-tax net income of $990,000, a decrease of $1,706,000, or 63%, compared to $2,696,000.
•	Net income of $1,075,000, or $0.16 per basic share and $0.13 per diluted share, a decrease of $1,544,000, or 59%, compared to $2,619,000, or $0.41 per basic share and $0.32 per diluted share.

For the six months ended June 30, 2020, compared to the corresponding period of 2019, Semler Scientific reported:

•	Revenues of $15,803,000, an increase of $1,089,000, or 7%, compared to $14,714,000
•	Cost of revenues of $1,550,000, a decrease of $231,000, or 13%, compared to $1,781,000. As a percentage of revenues, cost of revenues was 10% compared to 12%.
•	Total operating expenses, which includes cost of revenues, of $11,392,000, an increase of $1,227,000, or 12%, compared to $10,165,000. As a percentage of revenues, total operating expenses was 72%, compared to 69%.
•	Pre-tax net income of $4,440,000, a decrease of $109,000, or 2%, compared to $4,549,000.
•	Net income of $3,748,000, or $0.57 per basic share and $0.47 per diluted share, a decrease of $724,000, or 16%, compared to $4,472,000, or $0.70 per basic share and $0.55 per diluted share.
•	Cash of $13,646,000, an increase of $9,464,000, compared to $4,182,000

SECOND QUARTER 2020 DETAILS

Semler Scientific’s largest customer comprised 62.1% of quarterly revenues.

Revenues from fixed fee license arrangements were approximately $5,954,000, a decrease of $503,000, or 8%, variable fee license revenues were approximately $290,000 and equipment/other sales were $129,000.

Because Semler Scientific started to experience the effects of COVID-19 late in the first quarter of 2020, results in the first quarter and second quarter of 2020 are not indicative of any future quarter or the full fiscal year results. Test volumes decreased due to “social distancing” and other executive orders mandating “shelter-in-place” or similar restrictions. This affected revenues primarily from the company’s variable fee arrangements, which are based on usage largely occurring during home visits.

As state governments eased restrictions during the second quarter, testing volumes grew. In June 2020 compared to May 2020, variable fee license revenues increased to $249,000 from $19,000. Preliminary results for July 2020 indicate variable fee license revenues will exceed $750,000. Such preliminary results are not indicative of results for any future month or quarter.

Operating expenses decreased during the second quarter of 2020 as a result of cost-cutting measures that have included vendor fee reductions and decreased spending on consultants. To date, salaries and inventory have been maintained at usual levels, and travel expenses have decreased. The company believes its operating expenses will increase in the third quarter as a result of new hiring.

Although Semler Scientific does not provide formal guidance, the company intends to manage its expenses and other costs in line with changes in revenues to conservatively preserve cash during these uncertain times.

The company believes customer interest in its QuantaFlo® product and related services will return to, or exceed, pre-COVID-19 activity at such time as “shelter-in-place” or similar restrictions are lifted and non-emergency medical services resume.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the second quarter and first half of 2020 as well as provide a business update on the company’s market outlook and strategies for the near-term future.

Participants are encouraged to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. To pre-register, go to: http://dpregister.com/10146844.

Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (866) 777-2509

International callers: (412) 317-5413

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler's website at www.semlerscientific.com.

Semler Scientific, Inc.

Condensed Statements of Income

(In thousands of U.S. Dollars, except for share and per share data)

	For the three months ended June 30,		For the six months ended June 30,
	(Unaudited)		(Unaudited)
	2020	2019	2020	2019
Revenues	$6,373	$7,953	$15,803	$14,714

Operating expenses:
Cost of revenues	700	885	1,550	1,781
Engineering and product development	762	591	1,605	1,160
Sales and marketing	2,473	2,212	5,168	4,281
General and administrative	1,478	1,570	3,069	2,943

Total operating expenses	5,413	5,258	11,392	10,165

Income from operations	960	2,695	4,411	4,549

Interest income	1	1	3	2
Other income (expense)	29	-	26	(2)

Other expense	30	1	29	-

Pre-tax net income	$990	$2,696	$4,440	$4,549

Income tax (benefit) provision	$(85)	77	692	77

Net income	$1,075	$2,619	$3,748	$4,472

Net income per share:
Basic	$0.16	0.41	$0.57	0.70
Diluted	$0.13	$0.32	$0.47	$0.55

Weighted average number of shares used in
computing income per share:
Basic	6,548,215	6,411,606	6,540,755	6,368,905
Diluted	8,035,048	8,086,140	8,050,394	8,128,241

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars)

	At June 30,	At December 31,
	2020	2019
	(Unaudited)
Cash	$13,646	$7,741
Other current assets	1,621	3,702
Noncurrent assets	6,120	6,844
Total assets	$21,387	$18,287

Current liabilities	4,368	5,207
Noncurrent liabilities	-	7
Stockholders’ equity	17,019	13,073

Total liabilities and stockholders' equity	$21,387	$18,287

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers. Semler Scientific’s mission is to develop, manufacture and market innovative proprietary products and services that assist its customers in evaluating and treating chronic diseases. Semler Scientific commercially launched its first patented and U.S. Food and Drug Administration, or FDA, cleared product in 2011, and received FDA 510(k) clearance for QuantaFlo®, the next generation version of this product, in 2015. QuantaFlo® is a rapid point-of-care test that measures arterial blood flow in the extremities to aid in the diagnosis of peripheral arterial disease. QuantaFlo® is used by Semler Scientific’s customers to more comprehensively evaluate their patients for risk of heart attacks and strokes. Semler Scientific believes it is positioned to provide valuable information to its insurance company and physician customers, which in turn permits them to better guide patient care. Additional information about Semler Scientific can be found at semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding expected operating expense increases, intent to manage expenses and other costs and preserve cash, preliminary estimates of monthly variable fee license revenues, as well as statements regarding the effects of COVID-19. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, and its ability to continue to control expenses and preserve cash, as well as uncertainty created by COVID-19, along with those risk factors detailed in Semler Scientific’s SEC filings. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

##